Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements of Chateau Communities, Inc. or CP Limited Partnership on Form S-8 (File Nos. 333-73566, 333-40166 and 333-28583) and Form S-3 (File Nos. 333-86088, 333-39228, 333-36323, 333-28703, 333-38898, 333-38898-01, 333-43981, 333-43981-01, 333-74399, and 333-38307) of our report dated February 26, 2003 relating to the consolidated financial statements and financial statement schedule of Chateau Communities, Inc. and CP Limited Partnership, respectively as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, which appear in the Annual Reports on Form 10-K, respectively.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado March 28, 2003